Exhibit 99.1
First Western Reports Third Quarter 2026 Financial Results
Third Quarter 2026 Summary
•Net income available to common shareholders of $6.0 million, or $0.60 per diluted share, in Q3 2026, compared to $5.7 million, or $0.57 per diluted share, in Q2 2026
•Pre-tax, pre-provision net income increased 14.5% from $6.9 million in Q2 2026 to $7.9 million in Q3 2026
•Net interest margin increased 5 basis points from 2.90% in Q2 2026 to 2.95% in Q3 2026
•Net interest income increased $1.2 million, or 5.5%, from $21.8 million in Q2 2026 to $23.0 million in Q3 2026
•Total loans held for investment increased $95.0 million, or 3.5%, from $2.72 billion in Q2 2026 to $2.81 billion in Q3 2026
•Total deposits increased $70.0 million, or 2.5%, from $2.85 billion in Q2 2026 to $2.92 billion in Q3 2026

Denver, Colo., October 22, 2026 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the third quarter ended September 30, 2026.
Net income available to common shareholders was $6.0 million, or $0.60 per diluted share, for the third quarter of 2026. This compares to net income of $5.7 million, or $0.57 per diluted share, for the second quarter of 2026, and net income of $3.2 million, or $0.32 per diluted share, for the third quarter of 2025.
Scott C. Wylie, CEO of First Western, commented, “Our third quarter results demonstrate continued execution and progress across our business, underscored by strong loan and deposit growth, accelerating loan production, further expansion in our net interest margin and disciplined expense management. Healthy client demand in our markets drove robust loan growth during the quarter, while continued growth in noninterest-bearing deposits reflects the strength of our relationship-based banking model and our ongoing focus on improving our funding mix. Together, these trends contributed to strong growth in net interest income and pre-provision net revenue, while asset quality remained stable.

“We remain encouraged by the strength of our loan pipeline and the opportunities we see across our markets. With continued momentum in our core banking franchise, disciplined expense management and a strong balance sheet, we believe we are well positioned to continue improving profitability and creating long-term value for our shareholders,” said Mr. Wylie.

	For the Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2026	2026	2025
Earnings Summary
Net interest income	$22,960	$21,764	$19,454
Provision for (release of) credit losses	647	(469)	2,257
Total non-interest income	5,806	6,385	6,842
Total non-interest expense	20,840	21,217	20,074
Income before income taxes	7,279	7,401	3,965
Income tax expense	1,298	1,672	779
Net income available to common shareholders	5,981	5,729	3,186
Basic earnings per common share	0.61	0.59	0.33
Diluted earnings per common share	0.60	0.57	0.32

Return on average assets (annualized)	0.74%	0.73%	0.40%
Return on average shareholders' equity (annualized)	8.39	8.28	4.92
Return on tangible common equity (annualized)(1)	9.31	9.19	5.54
Net interest margin	2.95	2.90	2.54
Efficiency ratio(1)	72.20	74.03	76.38
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the Third Quarter 2026
Revenue
Total income before non-interest expense was $28.1 million for the third quarter of 2026, a decrease of 1.7% from $28.6 million for the second quarter of 2026. Gross revenue(1) was $28.9 million for the third quarter of 2026, an increase of 2.8% from $28.1 million for the second quarter of 2026. Relative to the second quarter of 2026, the decrease in Total income before non-interest expense was primarily driven by an increase in Provision for credit losses and a decrease in Non-interest income, partially offset by an increase in Net interest income. Relative to the third quarter of 2025, Total income before non-interest expense increased 17.1% from $24.0 million and Gross revenue increased 9.9% from $26.3 million. Relative to the third quarter of 2025, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income and a decrease in Provision for credit losses.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Margin
Net interest margin for the third quarter of 2026 increased 5 basis points to 2.95% from 2.90% reported in the second quarter of 2026, primarily due to an increase in yield on average interest-earning assets, partially offset by an increase in cost of funds. The yield on interest-earning assets increased 7 basis points to 5.65% from 5.58% reported in the second quarter of 2026, while the cost of funds increased 2 basis points to 2.88% from 2.86% reported in the second quarter of 2026. The increase in yield on interest-earning assets was primarily driven by an increase in loan yields. The increase in cost of funds was primarily driven by higher cost of deposits as a result of higher rates on money market accounts.
Relative to the third quarter of 2025, net interest margin increased 41 basis points from 2.54% due to a 35 basis point decrease in cost of funds as a result of the lower interest rate environment and an increase in yield on average interest-earning assets.

Net Interest Income
Net interest income for the third quarter of 2026 was $23.0 million, an increase of 5.5% from $21.8 million for the second quarter of 2026. The increase was primarily driven by a 5 basis point increase in net interest margin and an $81.1 million increase in average interest-earning assets. Relative to the third quarter of 2025, Net interest income increased 17.9% from $19.5 million. The increase compared to the third quarter of 2025 was primarily driven by a 41 basis point increase in net interest margin and an increase in average interest-earning assets.
Non-interest Income
Non-interest income for the third quarter of 2026 was $5.8 million, a decrease of 9.4% from $6.4 million in the second quarter of 2026. The decrease was primarily driven by decreases in Net gain on mortgage loans and Bank fees, partially offset by an increase in Trust and investment management fees. The decrease in Net gain on mortgage loans was primarily driven by lower origination volume. The decrease in Bank fees was primarily driven by lower prepayment penalty and swap income.
Relative to the third quarter of 2025, Non-interest income decreased $1.0 million, primarily driven by a decrease in Net gain on mortgage loans primarily driven by lower origination volume.
Non-interest Expense
Non-interest expense for the third quarter of 2026 was $20.8 million, a decrease of 1.9% from $21.2 million in the second quarter of 2026. The decrease was primarily driven by reduced Salaries and employee benefits and Technology and information systems, partially offset by an increase in Occupancy and equipment. The decrease in Salaries and employee benefits was primarily driven by reduced employer payroll taxes. The decrease in Technology and information systems was primarily attributable to a $0.4 million nonrecurring charge related to the write-off of certain previously capitalized technology assets recorded in the second quarter of 2026. The increase in Occupancy and equipment was driven by an increase in variable lease costs.
Relative to the third quarter of 2025, Non-interest expense increased 3.5% from $20.1 million, primarily driven by an increase in Salaries and employee benefits due to an increase in headcount, partially offset by a decrease in bonus accruals.
The Company’s efficiency ratio(1) was 72.2% in the third quarter of 2026, compared to 74.0% in the second quarter of 2026 and 76.4% in the third quarter of 2025.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $1.3 million for the third quarter of 2026, compared to $1.7 million for the second quarter of 2026, and $0.8 million for the third quarter of 2025. Relative to the second quarter of 2026, tax expense decreased $0.4 million primarily due to a $0.4 million benefit from a clean fuel tax credit purchased during the third quarter of 2026.
Loans
Total loans held for investment were $2.81 billion as of September 30, 2026, an increase of $95.0 million, or 3.5%, from $2.72 billion as of June 30, 2026. Changes in the quarter included growth in the 1-4 family residential and Commercial and industrial portfolios. Relative to the third quarter of 2025, total loans held for investment increased 8.4% from $2.59 billion as of September 30, 2025, primarily driven by growth in 1-4 family residential, Commercial and industrial, Owner occupied commercial real estate and Non-owner occupied commercial real estate portfolio.

Deposits
Total deposits were $2.92 billion as of September 30, 2026, an increase of 2.5%, from $2.85 billion as of June 30, 2026. Relative to the third quarter of 2025, Total deposits increased 2.5% from $2.85 billion. The increase over both periods was primarily driven by increases in Noninterest-bearing accounts and money market deposit accounts.
Borrowings
Federal Home Loan Bank (“FHLB”) borrowings were $150.9 million as of September 30, 2026, an increase of $114.5 million from $36.4 million as of June 30, 2026. The increase when compared to June 30, 2026 was primarily driven by interest-earning asset growth. Relative to the third quarter of 2025, borrowings increased $100.0 million from $50.9 million, driven by interest-earning asset growth.
Subordinated notes were $34.9 million as of September 30, 2026, compared to $44.8 million as of June 30, 2026. Subordinated notes decreased $9.8 million from $44.7 million as of September 30, 2025. Relative to the second quarter of 2026 and third quarter of 2025, the decrease was due to the redemption of $10.0 million of subordinated notes.
Assets Under Management
Assets Under Management (“AUM”) was $7.21 billion as of September 30, 2026, a decrease of $61 million, or 0.8%, from $7.28 billion as of June 30, 2026. The decrease in AUM during the quarter was primarily attributable to lower market values in low fee account types. Compared to September 30, 2025, total AUM decreased 2.9% from $7.43 billion due to lower market values in low fee account types, partially offset by increased net contributions.
Credit Quality
Non-performing assets totaled $13.3 million, or 0.39%, of Total assets as of September 30, 2026, compared to $16.3 million, or 0.50%, of Total assets, as of June 30, 2026. As of September 30, 2025, non-performing assets totaled $22.7 million, or 0.70%, of Total assets. Relative to the second quarter of 2026, the decrease in non-performing assets was driven by paydowns and a charge-off. Relative to the third quarter of 2025, the decrease in non-performing assets was driven by the sale of an OREO property in the first quarter of 2026 and paydowns.
Non-accrual loans totaled $13.3 million as of September 30, 2026, compared to $16.3 million as of June 30, 2026. As of September 30, 2025, non-accrual loans totaled $18.3 million. Relative to the second quarter of 2026 and the third quarter of 2025, the decrease was driven primarily by paydowns.
During the third quarter of 2026, the Company recorded a provision expense of $0.6 million, compared to a provision release of $0.5 million in the second quarter of 2026, and provision expense of $2.3 million in the third quarter of 2025. The expense of $0.6 million in the third quarter of 2026 was primarily driven by loan growth. As of September 30, 2026 and June 30, 2026, the Allowance for credit losses as a percentage of Total loans was 74 basis points and 75 basis points, respectively.

Capital
As of September 30, 2026, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of September 30, 2026, the Bank was classified as “well capitalized,” as summarized in the following table:

September 30,
2026
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.76%
CET1 to risk-weighted assets	9.76
Total capital to risk-weighted assets	11.80
Tier 1 capital to average assets	8.08

Bank Capital
Tier 1 capital to risk-weighted assets	10.79%
CET1 to risk-weighted assets	10.79
Total capital to risk-weighted assets	11.60
Tier 1 capital to average assets	8.92
Book value per common share increased 2.6% from $28.73 as of June 30, 2026 to $29.48 as of September 30, 2026. Book value per common share increased 9.5% from $26.92 as of September 30, 2025.
Tangible book value per common share(1) increased 2.9% from $25.53 as of June 30, 2026 to $26.28 as of September 30, 2026. Tangible book value per common share increased 11.0% from $23.68 as of September 30, 2025.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT / 12:00 p.m. ET on Friday, October 23, 2026. Telephone access: https://register-conf.media-server.com/register/BI8c00cfaf86874909b3e5150dcea82eff

A slide presentation relating to the third quarter 2026 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of changes in interest rates could reduce our net interest margins and Net interest income; increased credit risk, including as a result of deterioration in economic conditions, could require us to increase our allowance for credit losses and could have a material adverse effect on our results of operations and financial condition; the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on February 27, 2026 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Lisa Fortuna
310-622-8251
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except per share amounts)	2026	2026	2025
Interest and dividend income:
Loans, including fees	$40,153	$38,967	$37,701
Loans accounted for under the fair value option	35	23	64
Investment securities	2,819	1,845	1,387
Interest-bearing deposits in other financial institutions	834	876	3,468
Dividends, restricted stock	113	142	154
Total interest and dividend income	43,954	41,853	42,774

Interest expense:
Deposits	20,136	18,980	22,177
Other borrowed funds	858	1,109	1,143
Total interest expense	20,994	20,089	23,320
Net interest income	22,960	21,764	19,454
Less: Provision for (release of) credit losses	647	(469)	2,257
Net interest income, after provision for credit losses	22,313	22,233	17,197

Non-interest income:
Trust and investment management fees	4,865	4,742	4,629
Net gain on mortgage loans	483	906	1,394
Bank fees	329	429	312
Risk management and insurance fees	26	112	193
Income on company-owned life insurance	121	119	116
Net (loss) gain on loans accounted for under the fair value option	(76)	10	18
Unrealized (loss) gain recognized on equity securities	(24)	(2)	6
Other	82	69	174
Total non-interest income	5,806	6,385	6,842
Total income before non-interest expense	28,119	28,618	24,039

Non-interest expense:
Salaries and employee benefits	12,704	13,034	11,884
Occupancy and equipment	2,087	1,983	2,188
Professional services	1,560	1,490	1,894
Technology and information systems	1,187	1,478	951
Data processing	1,308	1,359	1,251
Marketing	419	358	351
Amortization of other intangible assets	48	48	51
Other	1,527	1,467	1,504
Total non-interest expense	20,840	21,217	20,074
Income before income taxes	7,279	7,401	3,965
Income tax expense	1,298	1,672	779
Net income available to common shareholders	$5,981	$5,729	$3,186
Earnings per common share:
Basic	$0.61	$0.59	$0.33
Diluted	0.60	0.57	0.32

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands)	2026	2026	2025
Assets
Cash and cash equivalents:
Cash and due from banks	$11,067	$14,310	$13,889
Interest-bearing deposits in other financial institutions	155,181	160,576	341,750
Total cash and cash equivalents	166,248	174,886	355,639

Available-for-sale debt securities, at fair value (amortized cost of $154,271, $89,745, and $49,407, respectively)	152,544	89,615	49,177
Held-to-maturity debt securities (fair value of $134,582, $112,617 and $93,589, respectively), net of allowance for credit losses of $189, $151, and $71, respectively	141,852	116,766	98,205
Correspondent bank stock, at cost	10,853	5,695	6,481
Mortgage loans held for sale, at fair value	18,989	24,675	21,806
Loans (includes $1,146, $1,758, and $4,208 measured at fair value, respectively)	2,806,245	2,711,803	2,590,846
Allowance for credit losses	(20,785)	(20,297)	(20,967)
Loans, net	2,785,460	2,691,506	2,569,879
Premises and equipment, net	25,462	25,641	24,963
Accrued interest receivable	12,515	11,338	11,907
Accounts receivable	5,343	4,781	4,687
Other receivables	106	171	3,736
Other real estate owned, net	—	—	4,389
Goodwill and other intangible assets, net	31,277	31,325	31,473
Deferred tax assets, net	5,572	2,679	3,500
Company-owned life insurance	17,772	17,651	17,299
Other assets	46,849	41,277	37,283
Total assets	$3,420,842	$3,238,006	$3,240,424

Liabilities
Deposits:
Noninterest-bearing	$420,566	$381,826	$375,708
Interest-bearing	2,495,647	2,464,138	2,473,203
Total deposits	2,916,213	2,845,964	2,848,911
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	150,926	36,431	50,867
Subordinated notes	34,883	44,849	44,724
Accrued interest payable	1,586	1,243	1,689
Other liabilities	29,119	28,926	32,738
Total liabilities	3,132,727	2,957,413	2,978,929

Shareholders’ Equity
Total shareholders’ equity	288,115	280,593	261,495
Total liabilities and shareholders’ equity	$3,420,842	$3,238,006	$3,240,424

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands)	2026	2026	2025
Loan Portfolio
Cash, securities, and other	$177,437	$182,017	$159,204
Consumer and other	19,003	19,236	12,254
Construction and development	213,256	196,954	230,600
1-4 family residential	1,133,089	1,089,697	1,041,990
Non-owner occupied CRE	762,884	768,528	728,039
Owner occupied CRE	231,988	222,514	191,239
Commercial and industrial	272,044	235,148	225,919
Total	2,809,701	2,714,094	2,589,245
Loans accounted for under the fair value option	1,157	1,774	4,319
Total loans held for investment	2,810,858	2,715,868	2,593,564
Deferred fees, unamortized premiums, basis adjustments, net(1)(2)	(4,612)	(4,065)	(2,718)
Loans (includes $1,146, $1,758, and $4,208 measured at fair value, respectively)	$2,806,246	$2,711,803	$2,590,846
Mortgage loans held for sale	18,989	24,675	21,806

Deposit Portfolio
Money market deposit accounts	$2,004,098	$1,975,295	$1,988,336
Time deposits	354,407	353,373	349,533
Interest checking accounts	124,677	122,394	121,901
Savings accounts	12,465	13,076	13,433
Total interest-bearing deposits	2,495,647	2,464,138	2,473,203
Noninterest-bearing accounts	420,566	381,826	375,708
Total deposits	$2,916,213	$2,845,964	$2,848,911
____________________
(1) Includes fair value adjustments on loans held for investment accounted for under the fair value option.
(2) Includes basis adjustments related to the hedged portfolio accounted for under the portfolio layer method.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands)	2026	2026	2025
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$88,229	$94,533	$307,979
Debt securities	240,811	167,993	127,154
Correspondent bank stock	5,672	7,369	7,500
Gross loans	2,735,212	2,712,366	2,562,960
Mortgage loans held for sale	16,938	22,800	26,037
Loans held at fair value	1,508	2,249	4,809
Total interest-earning assets	3,088,370	3,007,310	3,036,439
Noninterest-earning assets	125,658	121,384	124,457
Total assets	$3,214,028	$3,128,694	$3,160,896

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,456,221	$2,367,442	$2,422,177
FHLB and Federal Reserve borrowings	18,091	41,409	51,065
Subordinated notes	41,601	44,823	44,690
Total interest-bearing liabilities	2,515,913	2,453,674	2,517,932
Noninterest-bearing liabilities:
Noninterest-bearing deposits	379,483	365,291	349,839
Other liabilities	33,486	32,898	34,072
Total noninterest-bearing liabilities	412,969	398,189	383,911
Total shareholders’ equity	285,146	276,831	259,053
Total liabilities and shareholders’ equity	$3,214,028	$3,128,694	$3,160,896

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	3.75%	3.72%	4.47%
Debt securities	4.64	4.41	4.33
Correspondent bank stock	7.90	7.73	8.15
Loans	5.78	5.72	5.78
Loan held at fair value	9.21	4.10	5.28
Mortgage loans held for sale	6.82	5.54	5.59
Total interest-earning assets	5.65	5.58	5.59
Interest-bearing deposits	3.25	3.22	3.63
Total deposits	2.82	2.79	3.17
FHLB and Federal Reserve borrowings	4.04	3.86	3.98
Subordinated notes	6.43	6.35	5.60
Total interest-bearing liabilities	3.31	3.28	3.67
Net interest margin	2.95	2.90	2.54
Net interest rate spread	2.34	2.30	1.92

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except share and per share amounts)	2026	2026	2025
Asset Quality
Non-accrual loans	$13,253	$16,285	$18,293
Non-performing assets	13,253	16,285	22,682
Net charge-offs (recoveries)	118	(4)	259
Non-accrual loans to total loans	0.47%	0.60%	0.71%
Non-performing assets to total assets	0.39	0.50	0.70
Allowance for credit losses to non-accrual loans	156.83	124.64	114.62
Allowance for credit losses to total loans	0.74	0.75	0.81
Net charge-offs to average loans	*	*	0.01

Assets Under Management	$7,214,885	$7,275,876	$7,433,029

Market Data
Book value per share at period end	$29.48	$28.73	$26.92
Tangible book value per common share(1)	$26.28	$25.53	$23.68
Weighted average outstanding shares, basic	9,769,564	9,760,529	9,717,571
Weighted average outstanding shares, diluted	9,981,863	9,949,307	9,868,742
Shares outstanding at period end	9,772,119	9,765,129	9,714,711

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.76%	9.93%	9.80%
CET1 to risk-weighted assets	9.76	9.93	9.80
Total capital to risk-weighted assets	11.80	12.47	12.50
Tier 1 capital to average assets	8.08	8.06	7.51

Bank Capital
Tier 1 capital to risk-weighted assets	10.79%	11.37%	11.20%
CET1 to risk-weighted assets	10.79	11.37	11.20
Total capital to risk-weighted assets	11.60	12.20	12.04
Tier 1 capital to average assets	8.92	9.22	8.59
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
*Represents percentages that are not meaningful.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except share and per share amounts)	2026	2026	2025
Tangible Common
Total shareholders' equity	$288,115	$280,593	$261,495
Less: goodwill and other intangibles, net	31,277	31,325	31,473
Tangible common equity	$256,838	$249,268	$230,022

Common shares outstanding, end of period	9,772,119	9,765,129	9,714,711
Tangible common book value per share	$26.28	$25.53	$23.68
Net income available to common shareholders	5,981	5,729	3,186
Return on tangible common equity (annualized)	9.31%	9.19%	5.54%

Efficiency
Non-interest expense	$20,840	$21,217	$20,074
Less: write-off of capitalized technology assets	—	380	—
Less: OREO expenses	—	5	8
Adjusted non-interest expense	$20,840	$20,832	$20,066

Total income before non-interest expense	$28,119	$28,618	$24,039
Less: unrealized (loss) gain recognized on equity securities	(24)	(2)	6
Less: net (loss) gain on loans accounted for under the fair value option	(76)	10	18
Plus: provision for (release of) credit losses	647	(469)	2,257
Gross revenue	$28,866	$28,141	$26,272
Efficiency ratio	72.20%	74.03%	76.38%